Exhibit 5.1

September 21, 2012

Aetna Inc.

151 Farmington Avenue

Hartford, Connecticut 06156

Ladies and Gentlemen:

Re: Aetna Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as Pennsylvania counsel to Aetna Inc., a Pennsylvania corporation (“Aetna,” or the “Company”), in connection with the execution and delivery of the Agreement and Plan of Merger dated as of August 19, 2012 (the “Merger Agreement”), by and among Aetna, Coventry Health Care, Inc., a Delaware corporation (“Coventry”), and Jaguar Merger Subsidiary, Inc., a Delaware corporation (“MergerCo”), that provides for the merger (the “Merger”) of MergerCo with and into Coventry, with Coventry surviving the Merger as a wholly owned subsidiary of Aetna, and the conversion of each share of common stock, par value $0.01 per share, of Coventry issued and outstanding immediately prior to the effective time of the Merger into $27.30 in cash and 0.3885 duly issued, fully paid and nonassessable common shares, par value $0.01 per share, of Aetna (“Aetna Common Shares”). In connection with the Merger, Aetna will issue up to 55,354,548 Aetna Common Shares(the “Shares”), upon the terms and conditions set forth in the Merger Agreement and as described in the above-captioned Registration Statement on Form S-4 (the “Registration Statement”) of Aetna, as filed with the Securities and Exchange Commission.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Amended and Restated Articles of Incorporation and By-Laws of the Company, and such corporate records and other agreements, instruments and documents and such certificates of the Company or comparable documents of public officials and officers and representatives of the Company, have made such inquiries of such officers and representatives of the Company and have considered such matters of law as we have deemed appropriate as the basis of the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company.

Aetna Inc.

September 21, 2012

Based upon the foregoing, it is our opinion that the Shares will, upon their issuance in accordance with the terms of the Merger Agreement and as described in the Registration Statement, be duly authorized and validly issued, fully paid and nonassessable.

We express no opinion as to the effect of (a) the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania, (b) any state securities laws or “blue sky” laws, or (c) any insurance, insurance holding company or insurance securities laws. Without limiting the generality of the foregoing, we give no opinion as to any federal securities laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed by the Company on the date hereof. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. We further advise you that the opinions given herein are given as of the date hereof, limited by facts, circumstances and laws in effect as of such date, and that by rendering these opinions we undertake no obligation to advise you with respect to any changes therein.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP